Exhibit 11.1

CODE OF ETHICS

UPDATED: April 2020

Approved by the Board of Directors at their meeting held on April 28th, 2020, as stated in the respective minutes.

PROLOGUE

This Code of Ethics (hereinafter referred to as the “Code” of Banco Latinoamericano de Comercio Exterior, S.A. (Foreign Trade Bank of Latin America, Inc., hereinafter also called “Bladex” the “Bank”, the “Institution”, the “Organization” or “us”) contains the general principles and policies that should guide the ethical-professional conduct of the Organization’s Employees and Directors. Its objective is to uphold the values that are fundamental for a proper conduct of the Institution’s business and management, in line with the principles and values of the Bank that, as a regional Bank, with a shareholding structure representing both the public and the private sectors, conjugates a series of interests that require clear guidelines for undertaking its business and activities.

It is essential for the Institution to have a clear direction of the Organization in line with the core principles and values of human beings and the environment in which it operates; hence this Code aims to define the action framework that would enable us to attain such commitment. People and work become one, discarding any duality or incoherence between the work and individual behavior in the concrete undertaking of business and vis-à-vis the shareholders.

The Bank’s Customers should not only receive products of an adequate quality according to their price, but also an honest, transparent and trustworthy treatment. Each shareholder, in turn, deserves to receive, from Bladex, a precise, timely and transparent accounting. The Institution has a moral responsibility to look after the interests of all those involved in its activities, even more so when considering that we are a financial entity that depends on the trust people have placed in us.

The Bank is a company that works with the money and securities of third parties, a particularity that requires trust and honesty in each of its functions, both toward the inside as well as to the outside of the Organization. The relationship between the Bank and its Shareholders, Employees, Customers, Suppliers and its social environment is based on trust, correctness and honesty, which will make it possible for all participants in the system to trust each other.

This trust depends on the way that Bladex members put the Organization’s values in practice when they go about their jobs, thus extolling the high ethical standards being promoted by Bladex, the preservation of the confidentiality of its Customers’ information, the avoidance of conflicts of interest and the compliance with the laws and regulations governing the Bank’s activities.

Bladex does not finance any business of, nor intends to enter into any business relationship with, financial institutions or companies that do not follow ethical standards or those of which are known to participate in unlawful or degrading businesses or such business contravening public safety, that are harmful to the environment, or may not fully comply with applicable law. We uphold a policy of complete rejection of and self-protection against, any activities that may be linked to money laundering, the financing of terrorism, the financing of the proliferation of weapons of mass destruction, fraud, graft, corruption or similar practices, whatever their origin may be and it is the obligation of each member of this Organization to collaborate in the different actions put in place for monitoring, detecting or helping to identify and reject any activity that might violate such policy.

For certain specific matters that require more detailed regulations, the norms of this Code shall be developed or complemented by those set forth in the relevant manuals, policies and guidelines that are currently in force, as such may be revised from time to time, or as may be issued in future.

Contents

I. INTRODUCTION	5
General Principles and Objectives	5
II. PERSONS COVERED BY THIS CODE	6
III. FUNDAMENTAL PRINCIPLES	6
III.1. Personal Finances	6
III.2. Conflicts of Interest	6
III.2.a. Transactions with Related Parties	7
III.2.b. Receiving Invitations and Gifts	7
III.2.c. Granting Invitations and Gifts	8
III.2.d. Relationship with Suppliers	8
III.2.e. Travel Per-Diem and Expenses to be Reported	8
III.2.f. Use of insider information and other related aspects	9
III.2. f.1. “Window period” and “Black-out Period”	9
III.2. f.2. “Rule” 10b5-1 of the “Securities and Exchange Commission” (SEC)	10
III.2. f.3. Revocation and modifications of contracts, instructions or anticipated plans for the purchase and sale of shares:	11
III.2.g. Personal relationships with job applicants.	11
III.3. Handling Confidential Information	11
III.3.a. Information safekeeping	11
III.3.b. Restrictions on the flow of information	11
III.4. Acting on behalf of Bladex	12
III.4.a. Individual liability	12
III.4.b. Labor Responsibility	13
III.4.c. Publications and Public Presentations	13
III.4.d. Appointment to Public Office and other designations	13
III.4.e. Exercising Delegation of Powers	14
III.5 Illegitimate business and Anti-Money Laundering	14
III.6. Personal Integrity	14
III.7. Investigations	15
III.8. A culture of high honesty and ethics	15

III.9. Relations with the public Sector and regulatory entities	15
III.10. Social network presence	16
III.11. Environmental protection	16
III.12. Prevention of Corrupt Practices	16
IV. ETHICS COMMITTEE	16
V. COMPLIANCE REGULATIONS	17
SPECIAL STATEMENT BY SENIOR FINANCIAL EXECUTIVES RELATED TO THE BLADEX CODE OF ETHICS (THE "CODE")	18

I. INTRODUCTION

General Principles and Objectives

This Code sets forth the norms binding those who are subject hereto (Persons Covered by this Code, as such term is defined hereunder), to respect it and denounce any attempt to disregard it.

Aware of the social and individual responsibilities of the different activities and functions involved in managing the Institution, the general principles and action policies are defined herein for guiding the decisions and actions of each person that is part thereof.

Our mission, as members of this Institution, whether individually or collectively, is to act in line with the ethical values and principles of human beings, the Bank and Society.

The Institution promotes and upholds the ethical values it considers essential in its operations: Commitment, Humility, Excellence, Respect and Integrity (hereinafter altogether referred to as the “Values”).

This Code aims to establish the general ethical framework for work performance within each of the Institution’s activities.

The content hereof covers the general situations and issues that may arise in the scope of the Institution’s activities, as well as such cases that may relate more specifically to the management and performance of the Institution itself.

The norms compiled in this Code constitute a tool for constant consultation and knowledge; they form a guideline for the decisions to be made by each of the Bank’s members, according to their position and function.

Each of the Institution’s members should act in line with these Values in a uniform, coherent and constant manner. A responsible exercise of authority and acting correctly is always expected of all Persons Covered by this Code.

This Code describes general conducts from an ethical point of view; however, it is everyone’s duty to assume an individual responsibility in making the Board of Directors, the Compensation Committee, the Audit Committee, Senior Management, Compliance department or Human Development department, as the case may be, aware of any facts that might generate some degree of ethical difficulty in the decision-making process, through the tools and mechanisms set forth by the Bank this purpose.

Although the Code intends to address a wide range of practices and procedures, Bladex cannot foresee all the problems and situations that may arise.

If any of the Persons Covered by this Code are not sure of what to do in a given situation, then additional information and guidance should be sought before taking any action. The Persons Covered by this Code should exercise good judgment and common sense; if something appears incorrect or unethical, it is likely to be so. If any questions regarding the best course of action to be taken in a specific situation arise, or, if a possible violation of any law, rule or ethical norm is suspected or known to have happened, , then Human Development Department should be contacted immediately in order for it to provide guidance with respect to the handling of the relevant situation. Any report of possible infringements of this Code, or any other norm that further develops or complements it, should be made through the tool that the Bank has made available for such purpose, available on the Bank's intranet and on its website.

II. PERSONS COVERED BY THIS CODE

Persons Covered by this Code are, except for legal or other reasons justified by the Audit Committee, the following (hereinafter "Persons Covered by to the Code"):

•	The Directors and Officers of the Bank and those of its subsidiary companies.

•	The members of the Senior Management of the Bank and its subsidiary companies.

•	All persons (employees) who provide their services in the areas of the Bank or its subsidiaries.

•	The representatives or agents of the Bank or its subsidiary companies directly related to its activity.

•	Such other persons who, by the nature of their activity, must be subject, in the opinion of the Ethics Committee, temporarily or permanently to the provisions of this Code.

III. FUNDAMENTAL PRINCIPLES

III.1. Personal Finances

Persons Covered by the Code must maintain exemplary financial conduct, fulfilling their financial obligations and commitments on a timely manner at all times. It is Imperative that those who demand this behavior of their clients also act accordingly.

The above means that Persons Covered by the Code must handle their banking, financial and commercial matters in general responsibly and in accordance with their effective capacity to incur debt. A criterion of utmost prudence must prevail in this area, which is not compatible with the existence of unpaid or overdue obligations.

Persons Covered by the Code that require it must request loans or financing exclusively to formal and recognized financial institutions that are habitually dedicated to such activities and that are acting within the current legal framework. Informal entities whose financings imply a high financial cost, or the creation of disproportionate guarantees are prohibited.

Private investments or businesses carried out by Persons Covered by the Code must not be contrary to the interests of the Institution, ethics or good social behavior.

The issuance of personal loans to third parties as a habitual business practice and/or getting involved in unlawful business shall be considered as inappropriate behavior for all Persons Covered by this Code.

III.2. Conflicts of Interest

Any transaction which by its nature involves the Bank and a shareholder, Director, Officer or employee of the Bank, or a person from whom such shareholder, Director, Officer or employee is a shareholder, director, official, employee or agent, or a person with whom any of them has family ties (kinship), close friendship, business or prior labor relationship (all of them, "Related Persons"), presents a situation of potential conflict of interest. Therefore, all transactions of this kind must be conducted in the best interest of the Bank, with strict adherence to applicable laws and regulations and never for the individual benefit of a shareholder, or Director, Officer or employee related to The Bank or its Related Persons. For the purposes of the application of this standard, the policies and guidelines of the Bank, shall further develop the scope of the concepts contained herein, including, for example, the minimum participation that a person should have in a company or the degree of kinship to be considered as Related Persons.

Regarding the decisions made by the Bank about such transaction where there might be a conflict of interest, it must proceed as follows:

•	Persons Covered by the Code who may find themselves in a conflict of interest situation regarding a specific transaction must disclose it to the Compliance Officer.

•	Persons Covered by the Code who may find themselves in a conflict of interest situation regarding a specific transaction must refrain from any communications that could influence the persons in charge of such transaction, regarding the issue that causes the conflict of interest situation.

•	If a collegiate decision regarding the transaction is in order, then such decision shall be made without the participation of Persons Covered by the Code who may be conflicted.

III.2.a. Transactions with Related Parties

Bladex strictly adheres to the dispositions in force that establish limits to transactions between natural and legal persons considered as Related Persons, as may be applicable in the jurisdictions in which it operates. If there are differences between the different legislations, Bladex will always adopt the most stringent and conservative ones.

Any transaction carried out with a Related Person must be assessed in the first instance by the Bank’s Legal and Compliance departments. This Review is intended to determine that it does not contravene the relevant laws and regulations in force of the Republic of Panama, those issued by the Securities and Exchange Commission ("SEC") of the United States of America, or any other existing legal provision applicable to the Bank.

III.2.b. Receiving Invitations and Gifts

None of the Persons Covered by the Code shall request or accept from third parties’ fees, intentionally, either directly or indirectly, commissions, gifts, securities, remuneration or lucrative advantages, whether in liquid sums of money or in kind, in connection with a transaction, service or business made with the Institution and/or its affiliates, for the purpose of influencing an act or decision made by them for the benefit of the Bank or the Persons Covered by the Code, or inducing third parties to seek their influence for the purpose of or grant an improper advantage in favor of the Bank or the Persons Covered by the Code.

Reasonable social courtesies such as symbolic or corporate gifts, invitations to dinners or events for a work meeting are excluded from the aforementioned prohibitions. This, provided that, under no circumstances any such courtesies shall be construed as a commitment, influence or that, in its nature or frequency, it could be interpreted as a deliberate will to affect the independence, impartiality or criterion of a person and they shall be infrequent, of minimal value, transparent and open. Notwithstanding the foregoing, the Persons Covered by the Code must not accept gifts or invitations of the type described in this section worth more than $200, with an annual maximum limit of $500 in aggregate (LI-088-G0100 Lineamientos para Aceptación u Ofrecimiento de Regalos, Invitaciones, Donaciones y Atenciones). In case of doubt as to whether it is appropriate to accept a gift or invitation, the Compliance Officer should be consulted before accepting one or the other.

If it would be inconvenient to refuse a gift, such situation must be reported in writing to the Compliance Officer, who may order the disposal of the gift and the donation of the money resulting therefrom to a non-profit organization.

III.2.c. Granting Invitations and Gifts

According to the Bank's marketing policies and strategies, corporate gifts and hand-outs may be granted to its Customers on the Bank´s behalf, if they adequately represent the corporate image of the Institution and are granted exclusively to customers.

The Bank does not, nor will the Persons Covered by the Code acting on its behalf, make cash payments, donations or grant gifts to third parties for the purpose of influencing an act or decision by customers for the benefit of the Bank or the Persons Covered by the Code or inducing customers to use influences in order to procure a business or grant an inadequate advantage in favor of the Bank or the Persons Covered by the Code.

Reasonable social courtesies such as symbolic or corporate gifts, invitations to dinners or events for a work meeting are excluded from the aforementioned prohibitions. This, provided that, under no circumstances any such courtesies shall be construed as a commitment, influence or that, in its nature or frequency, it could be interpreted as a deliberate will to affect the independence, impartiality or criterion of a person and they shall be infrequent of minimal value, transparent and open. Notwithstanding the foregoing the Persons Covered by the Code must not accept gifts or invitations of the type described in this section worth more than $200, with an annual maximum limit per client of $500 in aggregate (LI-088-G0100 Lineamientos para Aceptación u Ofrecimiento de Regalos, Invitaciones, Donaciones y Atenciones).

III.2.d. Relationship with Suppliers

The relationship between the Persons Covered by the Code and suppliers must remain strictly independent and in line with the corporate interests, in accordance with the provisions of this Code always upholding the parameters of usefulness, quality and the Institution's budget.

With respect to external auditors, the Bank must observe, in addition to the foregoing, the provisions of ISB standard No. 1 of the SEC and the Sarbanes-Oxley Act regarding the rules of independence prohibiting the hiring employees of the audit firm who have worked as part of the team that audited the Bank's financial statements and its subsidiaries in the previous two years.

In addition, the Bank should observe the provisions of the United States Foreign Corrupt Practices Act ("FCPA") with respect to the relationships that suppliers may have, including their intermediaries or agents, with members of political parties or governmental officials and the use of money paid to suppliers, their agents and/or intermediaries for their services.

The Bank does not, nor will the Persons Covered by the Code acting on its behalf, make cash payments, donations or grant gifts to suppliers for the purpose of influencing an act or decision by suppliers for the benefit of the Bank or the Persons Covered by the Code, or inducing suppliers to use influences to procure a business or grant an inadequate advantage in favor of the Bank or the Persons Covered by the Code.

III.2.e. Travel Per-Diem and Expenses to be Reported

The funds that the Institution provides to its employees for the performance of their activities are owned by the Institution, and as such they should used exclusively for the purpose for which they were given, maintaining strict transparency and filing the mandatory reports in accordance with the guidelines that the Bank sets forth for this purpose.

III.2.f. Use of insider information and other related aspects

Persons Covered by the Code must abstain, when going about their personal investments, from using information they may have acquired or become aware of because of their position for their own benefit or that of any other person. Those who have access to any inside or confidential information of Bladex or its securities, must abstain from transacting with those instruments. In turn, those who are aware of the investment policies and strategies, plans, studies or negotiations, should not use such information, directly or indirectly, for gaining any advantage in any operations, for their own benefit or that of any third party.

None of the Persons Covered by the Code may make use of privileged information to carry out transactions with securities issued by any of the companies belonging to its client portfolio, or from any other issuer in respect of which it owns this type of Information.

All forms of currency or interest rate coverage or similar agreements that exist on the financial market (derivatives), simultaneous operations and short sales are also subject to the insider information provisions set forth herein.

Any acquisition or disposal relating to public offering of securities made by any employee of the Institution who, depending on the position held by such employee, accesses or is able to access privileged information, must be communicated in writing to the Compliance Officer.

Without prejudice to the above, it is advisable for the employees of the Institution to carry out their personal transactions for investment purposes and not speculative ones.

III.2. f.1. “Window period” and “Black-out Period”

A Window period is the time interval during which Persons Covered by the Code can freely enter into transactions that involve shares of the Bank’s stock.

In general, unless there is any reason that leads the Bank to close the Window Period, it shall commence three (3) business days after the issuance of the press releases communicating the Bank's financial results and shall expire on the first to occur of (i) forty-five (45) calendar days from the issuance such press release, and (ii) the 15th day of the last month of each quarter (March, June, September and December).

The period that begins after the expiration of the Window Period and ends three (3) business days after the issuance of the press release regarding the Bank's financial results is called the "Black-out Period".

Bladex reserves the right to extend the duration of the Black-out Period or to restrict the Window Period at its sole discretion.

Persons Covered by this Code must submit written notification of any type of trades of Bladex shares carried out, immediately upon their execution by filling out the form provided by the Bank for such purpose , as follows:

•	For Bank Directors or Officers, including the CEO, notification must be made to the Chairman of the Board of Directors of the Bank with a copy to the Shareholder Relations Department.

•	For the Chairman of the Board of Directors of the Bank, notification must be made to the Chair of the Bank’s Audit Committee with a copy to the Shareholder Relations Department.

•	For Bank Employees, notification must be made to the CEO with a copy to the Human Development and the Shareholders Relations departments.

The above designated persons shall send copies of the reports received to the Bank’s Shareholders Relations Department in case of Directors and Officers.

The forms used for reporting any event covered in this section are available through the Bank’s Intranet or may be requested to Shareholders Relations Department. A copy of the completed and signed form, either an original or copy received by fax or in PDF format, must be filed in the employee records of the corresponding Director, Officer or employee kept in the Bank’s Shareholders Relations and Human Development departments.

The procedures established herein are applicable to any type of purchase, sale or trade of Bladex shares (including shares obtained by exercising stock options), carried out on their own account or through another party, either an individual or legal entity, including family members, friends or coworkers.

Notwithstanding the above, the Persons Covered by the Code must abstain from carrying out trades in Bladex shares, even if within the “Window Period” set forth in this section, if they become aware of any confidential, privileged and insider information of material importance related to Bladex and its business that has not been disclosed to the market by Bladex.

Any of the above-mentioned individuals to whom this policy is applicable who does not comply with the dispositions contained herein and carries out a transaction of selling/buying shares during the Black-out Period, must reverse said transaction within two (2) weeks. Any profits obtained from this reversion shall be handed to the Bank and any loss shall be assumed by the individual.

The Audit Committee of the Board of Directors shall determine the severity of the infringement and shall apply such disciplinary measures it may deem appropriate.

III.2. f.2. “Rule” 10b5-1 of the “Securities and Exchange Commission” (SEC)

All Persons Covered by the Code have the option of establishing a contract, instruction or advance plan for the purchase and sale of shares under the Rule 10b5-1 of the Securities Exchange Act of 1934, which would allow them to purchase and/or sell shares of the bank during the Black-out Period.

Such contract, instruction or advance plan for the purchase and sale of shares adopted with the respective broker ("broker") may only be implemented for a Window Period and must specify the number of shares to be purchased or sold and the price and date of purchase or sale. As an alternative to the foregoing, a written formula or algorithm or a computer program may be included to determine the amount, price and date of the sale or purchase of shares.

In any event, the agreement, instruction or advance plan referred to above must prohibit the person concerned from modifying or altering thereafter the quantity, price and date of the purchase or sale of shares, unless such modification is made during a Window Period when the person concerned has no knowledge of privileged or confidential information.

Any contract, instruction or advance plan for the purchase and sale of shares to be used must be previously approved in writing prior to entry into force by the following authorities:

•	If the contract, instruction or advance plan for the purchase and sale of shares comes from a Director or Officer of the bank, including the CEO, it must be approved by the Chairman of the Board of Directors.

•	If the contract, instruction or advance plan for the purchase and sale of shares comes from the Chairman of the Board of Directors, it must be approved by the Chair of the Bank's Audit Committee.

•	If the contract, instruction or advance plan for the purchase and sale of shares comes from a Bank’s employee, it must be approved by the CEO.

In addition, in the case of Directors, Officers and Chairman of the Board, a copy of the agreement, instruction or advance plan for the purchase and sale of shares must be sent to the Shareholder Relations department, and in the case of Bank’s employees, to Human Development department.

III.2. f.3. Revocation and modifications of contracts, instructions or anticipated plans for the purchase and sale of shares:

Any Director, Officer and Bank employee may revoke his/her contract, instruction or advance Plan of purchase and sale of shares in an open period by written notice to his/her "broker".

Under certain circumstances, a contract, instruction or Advance Purchase and Sale Plan of shares must be revoked. This includes circumstances such as the merger announcement or an event that would cause the transaction to violate the law or have an adverse effect on the bank. In such circumstances, the Shareholder Relations department must be authorized to notify the "broker" of the owner of the contract, instruction or Advance Plan of Purchase and Sale of shares.

III.2.g. Personal relationships with job applicants.

In the field of recruitment and hiring of personnel, no applicant may receive preferential treatment with respect to other candidates based on personal or family relations or be the subject of any kind of discrimination.

III.3. Handling Confidential Information

III.3.a. Information safekeeping

The information on the operations of the institution and its clients is confidential, so the use, conservation and safekeeping of the respective documents must be kept strictly in accordance with internal policies.

Therefore, it is the responsibility of every employee to secure all entrusted documents and/or valuables, as well as any information of the institution's and that of its clients'.

III.3.b. Restrictions on the flow of information

Any confidential information on issuers of public offering securities, their financial instruments or transactions in which they are involved, must be kept under strict confidentiality. It is forbidden to disclose or communicate to third parties any such information, even to persons within the Institution, in compliance with ethical-professional principles of banking confidentiality.

If, based on labor relations within the Institution, it is necessary to communicate to a third-party confidential matter, the following procedure must be followed:

•	Clearly establish that the information is confidential.

•	Inform the restrictions on the dissemination of such information.

•	To make known the prohibition of making financial transactions based on that information.

It is prohibited to communicate, reproduce or transmit to third parties, verbally or by written or electronic means, bank information on business strategy aspects, databases, customer segmentations or any business information or Operations of the Institution and its clients, even if the employee did not intervene directly.

Persons Covered by the Code must refrain from responding, without prior consultation to the Compliance Officer or Human Development to the questions asked about such operations or any other matter that may cause liability or damage to the Bank or its customers.

It is of paramount importance the care and responsible management of the information of stock markets, both in the relationship with clients and in its correct personal administration.

Likewise, Persons Covered by the Code required to participate in the preparation of the reports and documents that Bladex must register and/or present to the respective supervisory authorities shall make such disclosure in a reasonable, complete, safe, timely and understandable manner. The same conduct must be observed in the preparation of any other public communication issued by the Bank.

III.4. Acting on behalf of Bladex

III.4.a. Individual liability

As integral part of the Institution, employees assume the individual responsibility of their own actions and behavior, which includes the knowledge of and mandatory compliance with f the provisions set forth in the manuals, guidelines, policies and internal procedures.

An employee must not perform illegal acts or take any conduct that may be detrimental to the prestige, interests or assets of the Institution or its employees. If an employee receives instructions that are incompatible with the values, policies and internal norms from a supervisor, he or she must communicate it to the higher-ranking members of the Human Development department, to take the necessary measures and safeguards.

The use given to the resources that the Bank makes available to employees shall be for the sole purpose of developing its business and to carry out the relevant functions in the best possible manner. The use of institutional e-mail should not compromise the Bank's image or prestige.

Employees must exercise the utmost and complete loyalty to the Institution in all its aspects, and not use its name for personal purposes. No information that would undermine the dignity of the Institution or its employees should be published or disseminated at any time.

III.4.b. Labor Responsibility

All employees must devote their time and capacity fully to the service of the Institution during working hours. Consequently, offices or other assets of the Institution shall not be used for other activities outside of the corresponding duties.

With respect to other activities or external endeavors, an employee must not assume responsibilities or functions that may constitute any kind of conflict of interest with the management of the Bank. In the absence of this contraindication, the acceptance or undertaking of any job, representation or external advisory for which payment is received, must be informed in writing to the Compliance Officer and duly authorized by Human Development department. In any case, such activities shall not interfere with the performance and obligations of the employee, nor shall they require prolonged hours of dedication that may affect the physical or mental capacity.

It is forbidden to the Bank's employees to provide services of any kind to other banks or financial institutions, as well as to companies that belong to or that are related to the Bank's clients, that could result in a conflict of interest and/or may constitute an unfair competition for Bladex.

Bladex's employees who practice university teaching may do so outside their working hours.

Participation in non-remunerated activities outside the institution is allowed so long as it does not interfere with the performance and moral conduct of the person within the Bank and is known and duly authorized by the relevant supervisor.

In the case of non-profit organizations, the Institution authorizes and encourages the participation of its employees in charitable and social assistance activities.

III.4.c. Publications and Public Presentations

Any of those Persons Covered by the Code that must represent the bank in lectures, conferences, seminars or external meetings of a similar nature must inform previously the content of its presentation to, and have, the prior authorization of the corresponding supervisor.

Any request for information that may be made by media outlets regarding Bladex must be forwarded to, and previously approved by, the Marketing department, and any of the Persons Covered by the Code must refrain from providing background or giving interviews to any such media outlets which have not been duly validated or authorized by that relevant department.

The products and services of the Institution are exclusive property thereof, as well as any contribution that any of those Persons Covered by the Code may with respect to its development and implementation. These conditions remain unchanged, even when the person is no longer linked to the Institution.

Any personal communication, whether written or verbal, must be made in the name and on behalf of the employee, not involving the Bank under any circumstances.

III.4.d. Appointment to Public Office and other designations

Positions or appointments in public functions are not compatible with the performance as a member of the Institution, whether such positions of a municipal, governmental or other public connotation, designated or elected. Functions arising from unavoidable civil obligations, such as jury duty , in accordance with applicable law are excluded from this consideration.

In any case, any of the Persons Covered by the Code may request the Compliance Officer’s authorization to hold an office of public connotations which may not be governmental or municipal, to the extent that there are no legal incompatibilities with the work conducted for the Bank and that the exercise of such functions does not jeopardize the reputation of the Institution.

III.4.e. Exercising Delegation of Powers

Bladex's employees may only sign documents, represent, or exercise authority on behalf of the Bank if they have the power or the specific delegation granted to them from time to time in accordance with the person’s position and function performed. Any document evidencing the commitment, agreement or convention by the Institution must be signed in accordance with the Delegation of Powers issued by the Board of Directors from time to time.

III.5 Illegitimate business and Anti-Money Laundering

Institution will only participate in legitimate businesses and in accordance with the law in force. It will maintain standards of quality, price and superior services, always acting within a framework of fair, legitimate and open competition. For the purpose hereof, illegal businesses shall be those prohibited by law, as well as those that do not uphold and protect the internal policies of the Bank.

Any attempt to incur in "money laundering" activities will be considered a threat to the Institution's trust and reputation and the Bank shall do everything in its power to prevent it from being used for any such purposes.

Employees must comply with the policies and procedures set forth with respect to this matter and must report any suspicious or unusual transaction, to the Compliance Officer.

The Bank shall not establish any relationship with natural or legal persons, whether customers, investors or suppliers, if the money or services offered by them are suspected to be the product of illegal or illegitimate activities.

III.6. Personal Integrity

Persons Covered by the Code must always conduct themselves, inside and outside the Institution, in a manner that reflects the values promoted by the Bank. The Institution always demands respect for the dignity of all its employees and of them an honest and responsible conduct in all areas .

Special consideration in relation to the personal integrity deserves the prohibition to the Persons Covered by the Code to manifest or exert any type of harassment, by any means, that can prejudice the labor situation or opportunities in the employment of any person.

Arbitrary discrimination on any basis, whether race, sex, religion, disability or other, constitute practices that are not tolerated in the ethical framework defined by Bladex, this being a workplace in which respect, professionalism and dignity must always prevail.

Likewise, Bladex encourages everyone to develop a quality of life associated with concepts such as promotion of health and wellness. In this line, the consumption, carrying or sale of drugs, alcohol or narcotics, within the company, is strictly prohibited.

III.7. Investigations

It is a duty to cooperate fully any duly with any authorized internal or external investigation, including, among others, those related to problems of an ethical nature, or legal procedures of any kind.

Making false or misleading statements to internal or external auditors, to Legal and to Compliance, or to the representatives or regulatory entities of Bladex, may sufficient cause for dismissal or termination of any relationship with Bladex. Any information relating to ethical problems which, for this reason, must be brought to the attention of the relevant management levels, should never be withheld or kept silent.

III.8. A culture of high honesty and ethics

The Sarbanes-Oxley Act of 2002, issued in the United States of America, provides for the obligation to ensure adequate internal controls in the organization to:

•	Provide reasonable assurance that transactions are duly registered and are carried out only according to the authorizations of the Board of Directors;

•	Design effective internal controls to ensure that significant information related to the Company and its consolidated subsidiaries is disclosed;

•	Implement measures to prevent, deter and detect fraud.

The implementation of these measures must be recorded in a separate document drawn up by the Bank's Management, in accordance with the general international acceptance guidelines on the subject.

The Bank is required to maintain information related to the events and operational risk incidents that may take place. It is the duty of all members of the Bladex task force to report and disclose in a timely manner all events or incidents of operational risk that may occur in the processes, both to each department supervisor and to the Operational Risk department.

III.9. Relations with the public Sector and regulatory entities

The deference and courtesy of Bladex and its representatives to members of the public sector and regulatory entities must be of an institutional nature. These relationships should not be used for personal gain as a member of Bladex's team. At all times, high moral and civic standards must be observed and compliance with laws shall prevail.

Bladex, as a multinational bank, is subject to several laws and regulations of its operation in the different countries in which it has a presence or conducts operations. Failure to comply with such laws and regulations may be subject to penalties. It is the responsibility of each employee to know and understand the legal aspects applicable to the performance of the assigned tasks, to the activity of the department to which it belongs and to the Bank in its entirety, in order to avoid incurring acts that may cause damage to the Bank.

Persons Covered by the Code must inform Compliance department of any direct or indirect relationship with a public official or Politically Exposed Person. For the purpose hereof the relationship person with a spouse, parents, children and siblings, grandparents, grandchildren, in-laws, sons-in-law, daughters-in-law and brothers-in-law, as well as those with whom an intimate relationship exists, shall be considered as a direct relationship. A relationship that relates to undertakings of public nature or of association, shall be considered an indirect relationship.

None of the Persons Covered by the Code shall request, offer, pay, promise, transfer, authorize, plan or accept, intentionally, whether directly or indirectly, cash payments, commissions, gifts, securities, remuneration or lucrative advantages, for or from members of political parties or government officials, whether domestic or abroad, in connection with a transaction, service or business made with the Bank and/or its Affiliates, for the purpose of influencing an act or decision by them for the benefit of the Bank or the Subjects to the Code, or induce them to use their influences in order to procure or retain a business or to grant an improper advantage in favor of the Bank or the Persons Covered by the Code.

III.10. Social network presence

Each of the Persons Covered by the Code must comply with the Bank's rules on social media behavior, behaving with respect, using good judgment and common sense, and taking care of the information they may share. Persons Covered by the Code should refrain from posting confidential information about Bladex, your customers or collaborators or reviews that may be attributed to Bladex.

When posting information or opinion on their own behalf, Persons Covered by the Code should avoid referring to their status as a Bank contributor or any other content that may link the published content to Bladex.

III.11. Environmental protection

The Bank recognizes that protection of the environment is vital to the survival of society. Therefore, it favors in its businesses measures that seek the protection of the environment. The Bank also promotes its employees to the efficient use of natural resources and recycling, among others.

III.12. Prevention of Corrupt Practices

Pursuant to the U.S. Foreign Corrupt Practices Act ("FCPA") issued in the United States of America, the payment of bribes and corrupt practices to government officials, state authorities, political figures in foreign countries, including reaching suppliers and customers, is strictly prohibited and all Subjects bound must refrain from making any payment or promise payment, gifts, gifts, benefits, regardless of whether they are payments in cash or in kind, either directly or indirectly, to national or foreign officials, or government officials or members of political parties, for the purpose of influencing or inducing them for the purpose of obtaining or retaining business for the benefit of the Issuer, or of obtaining an unlawful advantage for the benefit of the Issuer.

The Bank's Management shall ensure the implementation of measures aimed at preventing and detecting acts that violate the provisions of this section and shall be recorded in a separate document, in accordance with the guidelines of general international acceptance on the matter.

The Bank is required to maintain information related to the events and operational risk incidents that may take place. It is the duty of all members of the Bladex task force to report and disclose in a timely manner all events or incidents of operational risk that may occur in the processes, both to each department supervisor and to the Operational Risk department.

IV. ETHICS COMMITTEE

The Bank's Ethics Committee is responsible for constantly evaluating and updating this Code and reviewing and implementing the necessary mechanisms to disseminate and promote the highest standards of behavior at the Institution and will be in accordance with established, from time to time, in its rules of procedure, ensuring, at the very least, the participation with the voice and vote of a Director and the Executive Vice President of Audit, who will have a voice, but without a vote, for the purpose of evaluating and monitoring compliance with the Code of Ethics and present periodically the outcome of the matters dealt with in the Ethics Committee to the Committee on Compensation and Organizational Management.

Unless otherwise stated in this Code, the Ethics Committee shall report to the Compensation Committee on the failure of any Subject to comply with the Code of the rules contained in this Code of ethics. The Compensation Committee, in turn, will inform the Audit Committee of the occurrence of such breaches, for the knowledge of the members of the Audit Committee and for the adoption of the corresponding actions and/or penalties.

V. COMPLIANCE REGULATIONS

The provisions contained in this Code of Ethics are mandatory for all Persons Covered by the Code. These provisions are complemented, for employees within a general framework, with the provisions of the employment contract, in the internal labor regulations, legal rules, banking regulations and rules of internal procedure and guidelines in force or dictate the future.

Bladex shall penalize those Persons Covered by the Code for incurring any conduct which deviates from, or contravenes, the rules of the Code of Ethics, without prejudice that such conduct may constitute at the same time an infringement of the internal regulations and/or the contract of employment, where the sanctions scheme provided for in that regulation and/or the law shall also be applicable.

Bladex must submit and/or make available to each of the Persons Covered by the Code a copy of the Code of Ethics at the time of hiring.

BANCO LATINOAMERICANO DE COMERCIO EXTERIOR, S.A. (“Bladex”)

SPECIAL STATEMENT BY SENIOR FINANCIAL EXECUTIVES RELATED TO THE BLADEX CODE OF ETHICS (THE "CODE")

The CEO, the CFO and the Accounting Vice-president, as Senior Financial Executives ("Senior Executives") of Bladex, hereby accept the provisions of the Code and agree to comply with the additional provisions contained herein.

I.	This Special Statement by Bladex's Senior Executives is intended to promote:

•	Honest and ethical conduct, including ethical management of current or apparent conflicts of interest between personal and professional relationships;

•	A complete, fair, accurate, timely and understandable disclosure in the reports and documents Bladex issue or present to the "Securities and Exchange Commission" ("SEC") and other public communications made by Bladex;

•	Compliance with applicable laws, government rules and regulations;

•	Timely internal reporting of Code violations to an appropriate person or to persons identified in the Code; and

•	The responsibility for adherence to the Code.

Every Senior Executive must adhere to a high standard of business ethics and should be sensitive to situations that may result in current or apparent conflicts of interest. Bladex always expects its top executives to meet the principles of this Code. A violation of this Code is a cause of disciplinary action including dismissal and possible legal action. Any consultation on the application of the Code must be referred to the Audit Committee of the Board of Directors of Bladex.

II.	Senior Executives must ethically handle conflicts of real or apparent interest.

A "Conflict of interest" occurs when the private interest of a Senior Executive interferes with the interests of, or his service to, Bladex. For instance, a conflict of interest from a Senior Executive may arise if a Senior Executive, or a member of his family, receives improper personal benefits because of his position at Bladex.

Any Top-level Executive shall ensure that the guidelines for the handling of conflicts of interest referred to in point III. 2 of the Code are strictly followed, and to avoid situations that are typified in that point.

In situations involving a Top-level Executive, in which there is the appearance of, or potential, conflicts of interest, but the Top Executive believes that it is not a significant conflict of interest, the Top Executive shall obtain approval from the Committee of Audit before getting involved in such a situation. No approval of this type will be considered an exception to the Code

III.	Disclosure and Compliance

•	Every Senior Executive should be familiar with the disclosure and compliance requirements generally applicable to Bladex;

•	Every Senior Executive shall refrain from misrepresenting, or causing other misrepresenting, facts about Bladex, whether in or out of Bladex, including the Directors and Dignitaries of Bladex and auditors, or government regulators and autonomous organizations.

•	Every Senior Executive must, to the extent appropriate in their area of responsibility, consult with other executives and employees of Bladex with the aim of promoting full, fair, accurate, timely and understandable disclosures in the reports that Bladex files or present to the SEC, and in other public communications made by Bladex; and

•	It is the responsibility of each Senior Executive to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Responsibilities

Each Senior Executive must:

•	Once the Code has been adopted (or as subsequently applied, by becoming Senior Executive), declare in writing to the Board of Directors that they have received and read and understood the Code;

•	Refrain from retaliating against any other Senior Executive or employee of Bladex or his family, for reports of potential violations made in good faith.

•	Notify the Audit Committee promptly if you know of any violation of the Code, understanding that omitting to do so will be considered a violation of the same.

The Audit Committee is responsible for applying the Code in specific situations where doubts arise and has the authority to interpret it in any situation. Any exception should be considered by the Audit Committee.

Bladex will follow the following procedures in the investigations to enforce the Code:

•	The Audit Committee shall take all appropriate actions to investigate any potential violations that have been reported to them;

•	If, after the investigation, the Audit Committee believes that no violation has occurred, the Audit Committee is not required to take any other action;

•	If the audit Committee determines that a violation has occurred, it shall consider appropriate measures which may include both a review of, and modifications to, applicable policies and procedures; Or the recommendation that the Top Executive get fired;

V.	Changes or exceptions to Code compliance

The Audit Committee shall be responsible for granting exceptions to compliance with the Code, as appropriate.

Any exception granted in accordance with the Code shall be informed and registered with the SEC and shall be reported to the shareholders of Bladex within the time limits determined by the SEC rules and any applicable law of any banking, securities or exchange regulators in Bladex appear listed.

VI.	Other policies and procedures

This Code shall be the only Code of Ethics adopted by Bladex for the purposes of the "Sarbanes-Oxley Act" of 2002 and the Rules and forms applicable to registered companies.

VII.	Amendments

Any amendment to the Code must be approved by the Compensation Committee and ratified by a majority vote of the Board's Audit Committee.

VIII.	Confidentiality

Every reports and records prepared or maintained in accordance with the Code shall be considered confidential and shall be kept and protected as such. Except as required by law or this code, such matters shall not be disclosed to anyone outside the Audit Committee and the Bladex Board of Directors.

IX.	Internal use

This Code is for internal use only of Bladex and does not represent an admission, by or on behalf of Bladex, of any fact, circumstance, or legal conclusion.

I have read and understood the terms of the Code. I acknowledge the responsibilities and obligations incurred by me because of being Subject to the Code. Hereby expressly agree to comply with the Code.

Chief Executive Officer

Chief Financial Officer	Accounting Vice-president